As of April 30, 2017, the following persons or entities own more than 25% of a funds voting security.

Person/Entity

Emerging Markets Fund
Gerlach Co. LLC Citibank 	  		34.39%

Asia Fund
Mirae Asset Capital Co. LTD	                51.05%

Emerging Markets Great Consumer Fund
Morgan Stanley Smith Barney LLC                 44.61%

Emerging Markets Great Consumer Fund
UBS Financial Services Inc.                     33.97%

Asia Great Consumer Fund
Morgan Stanley Smith Barney LLC                 32.57%

Asia Great Consumer Fund
Mirae Asset Capital Co. LTD                     30.20%

Global Dynamic Bond Fund
MIRAE ASSET GLOBAL INVESTMENTS CO LTD           26.17%

Global Dynamic Bond Fund
MIRAE ASSET SECURITIES HK LIMITED               34.35%